MEDICAL INFORMATION TECHNOLOGY, INC.

Financial Statements
As of December 31, 2001 and 2002
Together with Auditors' Report

Index                                                                   Page

Reports of Independent Public Accountants                                  1

Balance Sheets as of December 31, 2001 and 2002                            2

Statements of Income for the Years Ended
December 31, 2000, 2001 and 2002                                           3

Statements of Shareholders' Equity for the Years Ended
December 31, 2000, 2001 and 2002                                           4

Statements of Cash Flows for the Years Ended
December 31, 2000, 2001 and 2002                                           5

Notes to Financial Statements                                           6-12

MEDICAL INFORMATION TECHNOLOGY, INC.

Reports of Independent Public Accountants

The following is a copy of the report previously issued by Arthur Anderson LLP for the years ended December 31, 2000 and 2001. Arthur Anderson LLP has not reissued this report.

To the Shareholders and Board of Directors of Medical Information Technology, Inc.:

We have audited the accompanying balance sheets of Medical Information Technology, Inc. (a Massachusetts corporation) as of December 31, 2000 and 2001, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Information Technology, Inc. as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Boston, Massachusetts
January 30, 2002

The following is the report issued by Ernst & Young LLP for the year ended December 31, 2002.

To the Shareholders and Board of Directors of Medical Information Technology, Inc.:

We have audited the accompanying balance sheet of Medical Information Technology, Inc. (a Massachusetts corporation) as of December 31, 2002, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Medical Information Technology, Inc. for the years ended December 31, 2000 and 2001 were audited by other auditors who have ceased operations and whose report, dated January 30, 2002, expressed an unqualified opinion of those financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Information Technology, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

Boston, Massachusetts
February 4, 2003

MEDICAL INFORMATION TECHNOLOGY, INC.

Balance Sheets
                                                                December 31,
                                                             2001          2002
                                                     ------------  ------------
Assets

Current Assets:
    Cash and cash equivalents (Note 1)               $ 18,161,230  $ 16,906,849
    Marketable securities (Note 2)                    129,026,520   154,338,807
    Accounts receivable, less reserves of
        $590,000 in 2001 and $700,000 in 2002          29,647,932    28,380,523
                                                     ------------  ------------
        Total current assets                          176,835,682   199,626,179
                                                     ------------  ------------
Property, Plant and Equipment, at cost (Note 1):
    Computer equipment                                  9,606,254     9,929,056
    Furniture and fixtures                             31,909,966    32,820,124
    Buildings                                         139,669,962   139,669,962
    Land                                               26,603,703    26,603,703
                                                     ------------  ------------
                                                      207,789,885   209,022,845
    Accumulated depreciation                          (57,356,672)  (63,030,113)
                                                     ------------  ------------
                                                      150,433,213   145,992,732
                                                     ------------  ------------
Investments (Note 1)                                    4,014,764     9,190,389
                                                     ------------  ------------
                                                     $331,283,659  $354,809,300
                                                     ============  ============
Liabilities and Shareholders' Equity

Current Liabilities:
    Accounts payable                                 $    113,824  $     89,782
    Accrued taxes                                       2,487,277     2,147,809
    Accrued expenses (Note 4)                          18,092,111    21,826,604
    Customer deposits                                  10,364,135     9,949,218
                                                     ------------  ------------
        Total current liabilities                      31,057,347    34,013,413
                                                     ------------  ------------
Deferred Income Taxes (Note 8)                          4,700,000     2,800,000
                                                     ------------  ------------
Shareholders' Equity:
    Common stock $1.00 par value
    Authorized 35,000,000 shares
    Issued and outstanding 33,575,556 shares
        in 2001 and 33,877,439 shares in 2002          33,575,556    33,877,439
    Additional paid-in capital                          3,482,822     9,156,716
    Unrealized gain on marketable securities            2,139,892       651,828
    Retained earnings                                 256,328,042   274,309,904
                                                     ------------  ------------
        Total shareholders' equity                    295,526,312   317,995,887
                                                     ------------  ------------
                                                     $331,283,659  $354,809,300
                                                     ============  ============

The accompanying notes are an integral part of these financial statements.

MEDICAL INFORMATION TECHNOLOGY, INC.

Statements of Income
                                               For the Years Ended December 31,
                                               2000          2001          2002
                                       ------------  ------------  ------------
Operating Revenue:
    Software products                  $125,205,811  $123,698,228  $146,827,089
    Software services                    91,667,039   100,132,616   109,369,734
                                       ------------  ------------  ------------
        Total operating revenue         216,872,850   223,830,844   256,196,823
                                       ------------  ------------  ------------
Costs and Expenses:
    Operating and product development    95,279,529    96,558,320   108,454,991
    Selling, general and administrative  42,400,262    45,707,764    52,834,845
                                       ------------  ------------  ------------
        Total costs and expenses        137,679,791   142,296,084   161,289,836
                                       ------------  ------------  ------------
        Income from operations           79,193,059    81,564,760    94,906,987

Other Income (Note 7)                    17,825,861    17,840,206    14,133,775

Other Expense (Note 7)                    6,362,625     6,648,369     6,544,805
                                       ------------  ------------  ------------
        Income before provision
            for income taxes             90,656,295    92,756,597   102,495,957

Provision for Income Taxes (Note 8):
    State                                 7,948,750     7,757,140     8,651,161
    Federal                              27,561,337    28,158,263    29,973,857
                                       ------------  ------------  ------------
        Net income                     $ 55,146,208  $ 56,841,194  $ 63,870,939
                                       ============  ============  ============
Basic and Diluted Net Income per Share $       1.66  $       1.70  $       1.89

Shares Used in Computing Basic and
    Diluted Net Income per Share         33,131,706    33,459,652    33,760,459
                                       ============  ============  ============

The accompanying notes are an integral part of these financial statements.

MEDICAL INFORMATION TECHNOLOGY, INC.

Statements of Shareholders' Equity

                                 Common Stock                         Total
                             Number of    Paid-in      Retained    Shareholders'
                              Shares      Capital      Earnings       Equity
                            ----------  -----------  ------------  ------------
Balance, December 31, 1999
(number of shares restated
for 2-for-1 stock split of
May 8, 2001)                32,914,572  $25,932,210  $224,212,838  $246,694,876

Sale of 260,560 shares of
common stock                   260,560    4,168,960             -     4,168,960

Issuance of 80,000 shares of
common stock to qualified
profit sharing plan             80,000    1,360,000             -     1,360,000

Net income                           -            -    55,146,208    55,146,208

Unrealized gain, net of tax,
on marketable securities             -            -             -     4,815,427

Dividends                            -            -   (38,407,590)  (38,407,590)
                            ----------  -----------  ------------  ------------
Balance, December 31, 2000  33,255,132  $31,461,170  $240,951,456  $273,777,881

Sale of 245,424 shares of
common stock                   245,424    4,172,208             -     4,172,208

Issuance of 75,000 shares of
common stock to qualified
profit sharing plan             75,000    1,425,000             -     1,425,000

Net income                           -            -    56,841,194    56,841,194

Unrealized gain, net of tax,
on marketable securities             -            -             -       774,637

Dividends                            -            -   (41,464,608)  (41,464,608)
                            ----------  -----------  ------------  ------------
Balance, December 31, 2001  33,575,556  $37,058,378  $256,328,042  $295,526,312

Sale of 221,883 shares of
common stock                   221,883    4,215,777             -     4,215,777

Issuance of 80,000 shares of
common stock to qualified
profit sharing plan             80,000    1,760,000             -     1,760,000

Net income                           -            -    63,870,939    63,870,939

Unrealized loss, net of tax,
on marketable securities             -            -             -    (1,488,064)

Dividends                            -            -   (45,889,077)  (45,889,077)
                            ----------  -----------  ------------  ------------
Balance, December 31, 2002  33,877,439  $43,034,155  $274,309,904  $317,995,887
                            ==========  ===========  ============  ============


The accompanying notes are an integral part of these financial statements.

MEDICAL INFORMATION TECHNOLOGY, INC.

Statements of Cash Flows
                                               For the Years Ended December 31,
                                                 2000         2001         2002
                                          -----------  -----------  -----------
Cash Flows from Operating Activities:
    Net income                            $55,146,208  $56,841,194  $63,870,939
    Adjustments to reconcile net
        income to net cash provided
        by operating activities
    Depreciation                            7,987,117    8,257,117    8,633,862
    Deferred income taxes                     100,000    1,200,000   (1,900,000)
    Cumulative tax liability adjustment
        on unrealized securities gains              -            -     (434,552)
    Write-down of marketable securities             -            -    5,812,355
    Net (gain) loss on sale of securities     (22,447)     (90,211)         699
    Stock contributions to qualified
        profit sharing plan                 1,360,000    1,425,000    1,760,000
    Allowance for doubtful accounts           120,000      120,000      110,000
    Changes in assets and liabilities
        Accounts receivable                 4,009,421   (3,741,614)   1,157,408
        Accounts payable                       74,124     (361,062)     (24,041)
        Accrued expenses                   (1,540,540)     892,411    3,395,024
        Customer deposits                  (7,900,979)   1,710,548     (414,917)
                                          -----------  -----------  -----------
            Net cash provided by
                operating activities       59,332,904   66,253,383   81,966,777
                                          -----------  -----------  -----------
Cash Flows from Investing Activities:
    Purchases of property, plant
        and equipment                      (4,431,218)  (5,908,103)  (4,193,382)
    Purchases of marketable securities    (26,518,699) (28,763,722) (42,008,650)
    Sales of marketable securities          7,667,472    9,375,023    9,829,799
    Purchase of investments                  (991,875)  (1,490,104)  (5,175,625)
    Decrease in investments resulting
        from distributions                     73,796       37,844            -
                                          -----------  -----------  -----------
            Net cash used in
                investing activities      (24,200,524) (26,749,062) (41,547,858)
                                          -----------  -----------  -----------
Cash Flows from Financing Activities:
    Sale of common stock                    4,168,960    4,172,208    4,215,777
    Dividends paid                        (38,407,590) (41,464,608) (45,889,077)
                                          -----------  -----------  -----------
            Net cash used in
                financing activities      (34,238,630) (37,292,400) (41,673,300)
                                          -----------  -----------  -----------
Net Increase in Cash and
    Cash Equivalents                          893,750    2,211,921   (1,254,381)

Cash and Cash Equivalents,
    beginning of year                      15,055,559   15,949,309   18,161,230
                                          -----------  -----------  -----------
Cash and Cash Equivalents,
    end of year                           $15,949,309  $18,161,230  $16,906,849
                                          ===========  ===========  ===========
Supplemental Disclosure:
    Cash paid for Income taxes            $36,039,650  $35,470,141  $41,832,173
    Cash paid for Interest                $         0  $         0  $         0

The accompanying notes are an integral part of these financial statements.

MEDICAL INFORMATION TECHNOLOGY, INC.

Notes to Financial Statements
December 31, 2002

(1) Operations and Accounting Policies

Medical Information Technology, Inc. (the Company) is engaged in the development, manufacture and licensing of computer software products and related services used in the medical field. The principal market for the Company's products consists of health care providers primarily located in the United States and Canada.

The accompanying financial statements reflect the application of certain accounting policies discussed below. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(a) Revenue Recognition

The Company follows the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The Company enters into perpetual software license contracts which provide for a customer deposit upon contract execution, milestone billings and fixed monthly service fees thereafter. The Company classifies product and related implementation fees together as software products in the statement of income and recognizes these fees as revenue upon completion of each contract milestone, which approximates the percentage-of-completion method prescribed by SOP 81-1, Accounting for Performance of Construction-type and Certain Production-type Contracts. Software services represent post-implementation support services, which are recognized as the related services are rendered.

The Company follows the provisions of Emerging Issues Task Force's No. 01-14 (EITF 01-14), which requires reimbursements received for out-of-pocket expenses to be characterized as revenue with offsetting operating expenses in the income statement. Comparative financial statements for prior periods are reclassified for all periods presented.

(b) Software Development Costs

In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, the Company is required to capitalize software development costs incurred after technological feasibility of the software development projects is established and the realizability of such capitalized costs through future operations is expected if such costs become material. To date, development costs incurred by the Company after technological feasibility has been established have been immaterial and as such have been charged to operations as incurred.

MEDICAL INFORMATION TECHNOLOGY, INC.

Notes to Financial Statements
December 31, 2002

(c) Depreciation

The Company provides for depreciation on its property, plant and equipment in amounts estimated to allocate the costs thereof under various depreciation methods over the following estimated useful lives:

    Description                    Useful Life
    --------------------------    -------------
    Computer equipment                3-5 years
    Furniture and fixtures           7-10 years
    Buildings                     31.5-40 years

(d) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.

(e) Fair Value of Financial Instruments and Concentration of Credit Risk

The carrying value of the Company's cash and cash equivalents, accounts receivable and accounts payable approximates their fair value due to the short-term nature of these financial instruments. The Company's marketable securities are carried at fair value (see Note 2). The Company's long-term investments are carried at cost, less a valuation reserve, which approximates fair value based on management's assessment.

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash, cash equivalents, marketable securities and accounts receivable. The Company places its cash and cash equivalents in highly rated institutions. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a result, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant credit losses related to an individual customer or groups of customers. As of December 31, 2001 and 2002 there were no individual customers who accounted for greater than 10% of the outstanding accounts receivable.

(f) Variable Interest Entities

The Company accounts for its equity investments in Patient Care Technologies Inc., LSS Data Systems Inc. and Meditech South Africa in accordance with the cost method. All three companies license our software technology and relicense it to their respective customers. Each serves a market niche which is part of the overall medical market but is outside of the hospital market which we serve. The Company's maximum exposure related to these investments is $9,190,389, the carrying cost as of December 31, 2002.

(g) Net Income per Common Share

In accordance with SFAS No. 128, Earnings per Share, the Company reports both basic and diluted earnings per share (EPS). The Company has no common stock equivalents, thus both basic EPS and diluted EPS are computed by dividing net income by the weighted-average number of common shares outstanding during the year.

MEDICAL INFORMATION TECHNOLOGY, INC.

Notes to Financial Statements
December 31, 2002

(h) Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in the financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity including items such as unrealized holding gains/losses on securities classified as available-for-sale and foreign currency translation adjustments. The Company's comprehensive income for the years ended December 31, 2000, 2001 and 2002 was $59,961,635, $57,615,831 and $62,382,875,
respectively. The only difference between the Company's reported net income and the Company's comprehensive income in each of these years was the unrealized holding gain (loss) on marketable securities.

(i) Segment, Geographic and Enterprise-Wide Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable operating segment of an enterprise, as defined. Based on the criteria set forth in SFAS No. 131, the Company currently operates in one operating segment, medical software and services.

SFAS No. 131 also requires that certain enterprise-wide disclosures be made related to products and services, geographic areas and major customers. The Company derives substantially all of its operating revenue from the sale and support of one group of similar products and services. All of the Company's assets are located within the United States. During 2000, 2001 and 2002, the Company derived its operating revenue from the following countries, based on location of customer (as a percentage of total operating revenue):

                       2000  2001  2002
                       ----  ----  ----
    United States       87%   86%   89%
    Canada              10    12    10
    Other                3     2     1
                       ----  ----  ----
                       100%  100%  100%
                       ====  ====  ====

During the years ended December 31, 2000, 2001 and 2002, one customer accounted for approximately 12%, 11% and 10% of operating revenue, respectively.

(j) Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period's presentation.

MEDICAL INFORMATION TECHNOLOGY, INC.

Notes to Financial Statements
December 31, 2002

(2) MARKETABLE SECURITIES

The Company accounts for its investments in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires companies to classify their investments as either trading, available-for-sale or held-to-maturity. The Company's marketable securities consist of common and preferred equity securities and have been classified as available-for-sale. Accordingly, they are recorded in the financial statements at fair market value and any unrealized gains (losses) are reported as a component of shareholders' equity. The fair market value of these securities was determined based on quoted market prices. At December 31, 2001 and 2002, the cost basis, unrealized gains, unrealized losses and fair market value are as follows:

                                  2001          2002
                          ------------  ------------
    Cost Basis            $126,886,628  $153,252,427
    Unrealized Gains         4,716,712     6,200,767
    Unrealized Losses       (2,576,820)   (5,114,387)
                          ------------  ------------
    Fair Market Value     $129,026,520  $154,338,807
                          ============  ============

During the year ended December 31, 2001, the Company sold certain available-for-sale securities resulting in a realized gain of $72,990. During the year ended December 31, 2002, the Company sold certain available-for-sale securities resulting in a realized loss of $699.

SFAS No. 115 requires that for each individual security classified as available-for-sale, a company shall determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged as such, the cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in earnings. During the year ended December 31, 2002, the Company determined that the decline in value for certain securities was other than temporary. Accordingly, the Company recorded an unrealized loss of $5,812,355 related to these securities in the accompanying statements of income.

MEDICAL INFORMATION TECHNOLOGY, INC.

Notes to Financial Statements
December 31, 2002

(3) ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of the allowance for doubtful accounts activity for the years ended December 31, 2000, 2001 and 2002 is as follows:

                                         2000      2001      2002
                                     --------  --------  --------
    Balance, beginning of year       $350,000  $470,000  $590,000
    Amounts charged to expense        131,760   120,700   110,000
    Amounts written off               (11,760)     (700)        -
                                     --------  --------  --------
        Balance, end of year         $470,000  $590,000  $700,000
                                     ========  ========  ========

(4) ACCRUED EXPENSES
Accrued expenses consist of the following at December 31, 2001 and 2002:

                                 2001         2002
                          -----------  -----------
    Accrued bonuses       $14,900,000  $18,500,000
    Accrued vacation        1,950,000    2,100,000
    Other accrued           1,242,111    1,226,604
                          -----------  -----------
                          $18,092,111  $21,826,604
                          ===========  ===========

(5) COMMON STOCK

Dividend Policy

The Company's Board of Directors has full discretion regarding the timing and amounts of dividends paid on common stock. During the years ended December 31, 2000, 2001, and 2002, the annual dividend rate per share was $1.16, $1.24 and $1.36, respectively, paid quarterly on shares then outstanding.

MEDICAL INFORMATION TECHNOLOGY, INC.

Notes to Financial Statements
December 31, 2002

(6) QUALIFIED PROFIT SHARING PLAN

The Company has no obligation for postemployment or postretirement benefits. The Company maintains a qualified profit sharing plan that provides deferred compensation to substantially all of its employees. Contributions to the plan are at the discretion of the Board of Directors and may be in the form of Company stock or cash. A summary of contributions made during the years ended December 31, 2000, 2001 and 2002 is as follows:

                                        2000        2001        2002
                                  ----------  ----------  ----------
    Cash                          $2,140,000  $2,075,000  $2,340,000
    Company common stock
    80,000 shares at $17/share     1,360,000           -           -
    75,000 shares at $19/share             -   1,425,000           -
    80,000 shares at $22/share             -           -   1,760,000
                                  ----------  ----------  ----------
                                  $3,500,000  $3,500,000  $4,100,000
                                  ==========  ==========  ==========

(7) OTHER INCOME AND EXPENSE

Other Income consists of rental, dividend, interest and miscellaneous income.

                                        2000        2001        2002
                                 ----------- ----------- -----------
    Rental income                $10,532,077 $ 9,925,825 $10,601,442
    Dividend income                6,269,976   7,072,726   8,697,302
    Interest income                1,001,361     751,444     648,085
    Miscellaneous income              22,447      90,211  (5,713,054)
                                 ----------- ----------- -----------
    Other Income                 $17,825,861 $17,840,206 $14,133,775
                                 =========== =========== ===========

Substantially all of the costs classified as Other Expense represent occupancy and related costs associated with rented facilities.

MEDICAL INFORMATION TECHNOLOGY, INC.

Notes to Financial Statements
December 31, 2002

(8) INCOME TAXES

The Company follows the provisions of SFAS No. 109, Accounting for Income Taxes. The components of the net deferred tax liability recognized in the accompanying balance sheets are as follows:

                                              2001        2002
                                        ----------  ----------
    Tax reserves                        $6,178,478  $6,688,833
    Deferred revenue                      (462,478)   (878,163)
    Other reserves and expenses         (1,016,000) (3,010,670)
                                        ----------  ----------
    Total net deferred tax liability    $4,700,000  $2,800,000
                                        ==========  ==========

The components of the provision for income taxes shown in the accompanying statements of income consist of the following:

                            2000         2001         2002
                     -----------  -----------  -----------
    State
        Current      $ 7,585,934  $ 7,457,140  $ 9,126,161
        Deferred         362,816      300,000     (475,000)
                     -----------  -----------  -----------
                     $ 7,948,750  $ 7,757,140  $ 8,651,161
                     ===========  ===========  ===========
    Federal
        Current      $26,472,872  $27,258,263  $31,398,857
        Deferred       1,088,465      900,000   (1,425,000)
                     -----------  -----------  -----------
                     $27,561,337  $28,158,263  $29,973,857
                     ===========  ===========  ===========

The effective income tax rate varies from the amount computed using the statutory U.S. income tax rate as follows:

                                                     2000   2001   2002
                                                    -----  -----  -----
    Statutory tax rate                              35.0%  35.0%  35.0%
    Increase in taxes resulting from state income
        taxes, net of federal income tax benefit     6.1    5.4    5.5
    Dividend income exclusion                       (1.7)  (1.9)  (2.1)
    Other                                           (0.3)   0.2   (0.7)
                                                    -----  -----  -----
                                                    39.1%  38.7%  37.7%
                                                    =====  =====  =====